As filed with the Securities and Exchange Commission on May 17, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1566891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of Principal Executive Offices)	(Zip Code)

Enjoy Technology, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Ron Johnson

Chief Executive Officer

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, California 94303

Tel: (888) 463-6569

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tiffany N. Meriweather	Rachel Proffitt
Chief Legal Officer	David Peinsipp
Enjoy Technology, Inc.	Peter Byrne
3240 Hillview Avenue	Su Lian Lu
Palo Alto, CA 94303	Cooley LLP
1-(888) 463-6569	3 Embarcadero Center,
20th Floor
San Francisco, CA 94111
(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). This reoffer prospectus may be used for reoffers and resales on a continuous or delayed basis of certain of those shares of common stock par value $0.0001 per share of Enjoy Technology, Inc. (the “Company”), that constitute “control securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), by the securityholder named in this prospectus (the “Selling Securityholder”), who is an executive officer of the Company and is deemed to be our “affiliate,” as that term is defined in Rule 405 under the Securities Act, for his own account. As specified in General Instruction C of Form S-8, the number of securities to be reoffered or resold under the reoffer prospectus by the Selling Securityholder and any other person with whom he is acting in concert for the purpose of selling the Company’s securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

REOFFER PROSPECTUS

Up to 713,157 Shares of Common Stock

Offered by the Selling Securityholder

This prospectus relates to the offer and sale from time to time by the selling securityholder named in this prospectus (the “Selling Securityholder”) who is an executive officer of the Company and is deemed to be our “affiliate,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), for his own account, of up to 713,157 shares of our common stock, par value $0.0001 per share (“Common Stock”). We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholder made hereunder. The shares of Common Stock held by the Selling Securityholder were or will be acquired by the Selling Securityholder pursuant to the Company’s 2021 Equity Incentive Plan.

The Selling Securityholder may sell the securities described in this prospectus in a number of different ways and at varying prices, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Selling Securityholder may sell any, all, or none of his Common Stock, and we do not know when or in what amount the Selling Securityholder may sell his Common Stock hereunder following the effective date of this registration statement. The price at which any of the Common Stock may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Common Stock may be sold at the market price of our common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Common Stock may be sold through underwriters or dealers which the Selling Securityholder may select. If underwriters or dealers are used to sell the Common Stock, we will name them and describe their compensation in a prospectus supplement. The Common Stock may also be sold through any trading plan entered into by the Selling Securityholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that is in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provides for periodic sales of his securities on the basis of parameters described in such trading plan. We provide more information about how the Selling Securityholder may sell his Common Stock in the section titled “Plan of Distribution.” The Selling Securityholder will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Securityholder will be borne by us.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants (as defined below) are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “ENJY” and “ENJYW,” respectively. On May 16, 2022, the closing price of our Common Stock was $0.75 and the closing price for our Public Warrants was $0.11.

The amount of securities to be offered or resold under this reoffer prospectus by the Selling Stockholder or other person with whom he is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

See the section entitled “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying our securities.

If the Selling Securityholder utilizes a broker-dealer in the sale or distribution of the Common Stock, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from the Selling Securityholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, the Selling Securityholder and any broker-dealers or agents that participate with the Selling Securityholder in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2022

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the 2021 Equity Incentive Plan of the Company;

•	“Business Combination” are to the Domestication together with the Merger;

•	“Bylaws” are to Amended and Restated Bylaws of the Company;

•	“Certificate of Incorporation” are to the Certificate of Incorporation of the Company dated October 14, 2021;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to October 15, 2021, the date on which the Closing occurred;

•	“Company,” “we,” “us” and “our” are to MRAC prior to the Business Combination and to New Enjoy after the Business Combination;

•	“Common Stock” are to shares of our common stock, par value $0.0001 per share;

•

“Customers” or “Business Partners” are to companies with which Enjoy has contractual partnerships, commercial relationships, and/or authorized dealer agreements. Our current commercial relationships are with AT&T in the United States, BT Group, including EE, in the United Kingdom, Rogers communications in Canada, and Apple in select cities of the United States;

•	“Consumers” are to Business Partners’ customers;

•

“Domestication” are to MRAC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating as a corporation formed under the laws of the State of Delaware. In connection with the domestication, MRAC changed its name to “Enjoy Technology, Inc.”;

•	“Enjoy” are to Private Enjoy or New Enjoy, as context requires;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Experts” are to Enjoy employees who provide the Enjoy experience to Consumers. For the avoidance of doubt, Experts do not refer to the independent registered public accounting firms referred to elsewhere in this prospectus;

•	“IPO” are to MRAC’s initial public offering, which was consummated on December 17, 2020;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Merger” are to the merger of Merger Sub with and into Private Enjoy, with Private Enjoy surviving as a wholly owned subsidiary of the Company;

•

“Merger Agreement” are to the Agreement and Plan of Merger and Reorganization, dated as of April 28, 2021, and amended on July 23, 2021 and September 13, 2021, by and among MRAC, Merger Sub and Private Enjoy;

•	“Merger Sub” are to MRAC Merger Sub Corp., a Delaware corporation and subsidiary of MRAC;

•

“Mobile Store” are to Enjoy’s new channel of eCommerce that pairs the convenience of online shopping with the personal touch of an in-store retail experience brought together in the comfort of Consumers’ homes;

•	“MRAC” are to Marquee Raine Acquisition Corp., a Cayman Islands exempted company, prior to the Domestication;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New Enjoy” are to Enjoy Technology, Inc., following the Closing;

•	“NPS” are to the Net Promoter Score;

•

“PIPE Investment” are to that certain private placement in the aggregate amount of $80 million, consummated substantially concurrently with the Closing, pursuant to those certain subscription agreements with MRAC, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 8 million shares of Common Stock at a purchase price of $10.00 per share;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•

“Public Warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by MRAC in its IPO and registered pursuant to the IPO registration statement or the redeemable warrants of New Enjoy issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“Private Enjoy” are to Enjoy Technology Operating Corp. (f/k/a Enjoy Technology Inc.), which became the wholly owned subsidiary of the Company after the Business Combination;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“Securities Act” are to the Securities Act of 1933, as amended; and

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment has been consummated.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Private Enjoy, which became the business of New Enjoy and its subsidiaries following the Closing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our current financial position and future financial and operating performance, business strategy and the plans and objectives of management for future operations, including our outlook and guidance, the demand for our products, services and support, the supply chain and inventory levels, our ability to expand into new markets, our ability to invest in our platform for future growth, and our ability to deliver on our long-term strategy. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of performance. They involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these statements. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, which involve a number of judgments, risks and uncertainties, including without limitation, statements related to:

•	our review of strategic alternatives and plans to improve our liquidity and financial position in response to the substantial doubt about our ability to continue as a going concern;

•	our ability to obtain additional financing or capital in amounts sufficient, or on favorable terms, to fund our operations;

•	our projected financial information, anticipated growth rate, and market opportunity;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	the impact of the COVID-19 pandemic;

•	our ability to evaluate future prospects of our strategy for delivering products and services;

•	our ability to develop and maintain an effective system of internal controls over financial reporting;

•	our ability to grow market share in our existing markets or any new markets we may enter;

•	our ability to respond to general economic conditions;

•	the impact of economic downturns and other macroeconomic conditions or trends;

•	the impact of consumer discretionary spending;

•	the health of the mobile retail industry;

•	risks associated with our assets and increased competition in the global mobile retail market;

•	our ability to achieve and maintain profitability in the future;

•	our ability to maintain existing commercial relationships and successfully enter into new commercial relationships;

•	our ability to access sources of capital, including debt financing and securitization funding to finance our leased warehouses and inventories and other sources of capital to finance operations;

•	our ability to maintain and enhance our products and brand, and to attract Consumers;

•	our ability to maintain or enhance current Customer and Consumer satisfaction and trust levels;

•	our ability to manage, develop and refine our technology platform, including our Mobile Store;

•	our ability to recruit and maintain Experts;

•	the success of strategic relationships with third parties; and

•	other risk factors described under the section entitled “Risk Factors”.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

Many of the risks and factors that will determine these results and shareholder value are beyond our ability to control or predict. All such forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this Cautionary Statement Regarding Forward-Looking Statements.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections in this prospectus or the other documents incorporated by reference entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes incorporated by reference in this prospectus before making an investment decision.

Our Company

We started with a simple question, “What if the best of the retail store experience could come to you?” Over the last eight years, we created, built and optimized the Mobile Store, a new channel that pairs the convenience of online shopping with the personal touch of an in-store retail experience in the comfort of Consumers’ homes. We are reinventing the retail experience and Commerce-at-Home by leveraging innovative technologies, working with leading global telecommunication and technology companies, and developing a passionate and caring workforce.

In the past few decades, eCommerce has disrupted the retail industry in virtually every category, shifting commerce from physical stores to the home. While eCommerce channels have greatly expanded choices and increased convenience with fulfillment to customers’ doorsteps, they have not addressed the importance of an interactive shopping experience that customers desire for premium products, such as technology. We founded Enjoy in 2014 to create a differentiated retail experience for Consumers that cannot be achieved by the existing eCommerce delivery channels. We believe our Mobile Store represents the next disruption in the consumer shopping experience.

We have contractual partnerships, commercial relationships and/or authorized dealer agreements with leading telecommunications and technology companies (such arrangements, “Business Partnerships”), including AT&T in the US, BT-EE (British Telecom) in the UK, Rogers in Canada and Apple in select US cities (such companies, “Business Partners”). We provide the Commerce-at-Home experience to our Business Partners’ end customers (“Consumers”). Enjoy delivers a broad assortment of telecommunications and technology products and accessories for our Business Partners. Our Experts, led by their managers (“Captains”), provide everything that is provided by a store in the comfort of a home including set-up, activation and demonstration of the products we deliver. We assist Consumers in evaluating and selecting a wide range of accessories, media subscriptions, device protection, broadband and other services. We will also assist in the trade-in and upgrade of products. We strive to deliver products with same-day or next-day frequency, matching the speed of best-in-class eCommerce channels.

We have recently expanded the scope of our partnerships in several important ways. In the fourth quarter of 2021, we launched the Smart Last MileTM, a comprehensive platform combining local inventory management, full-time employees, and proprietary technology that provides partners with a single, omni-channel last mile go to market solution, in North America. We expect this will enable us to access significantly more inventory and address a larger share of our Business Partners’ customer demand. Also in September 2021, we announced a plan to expand to more than 45 new markets in North America by the end of 2022 in response to requests from our Business Partners. With this geographic expansion, we will serve a total of approximately 100 markets in North America and expand our global population coverage from 200 million to about 235 million. Continued expansion with Apple during Summer 2021 expands our reach with Apple to cover more than 83 million total addressable Consumers in 13 markets.

Our revenue comes from a variety of fees and commissions from setup, delivery, and selling services, subscriptions, and hardware during a visit. These fees and commissions are paid to us by our Business Partners, while the Enjoy service is free to the Consumer. During our Mobile Store shopping experience, the Consumer makes direct payment to our Business Partners via secure mobile point-of-sale devices. After confirmation of the purchase, our Business Partners then remit our fees and commissions directly to us.

Our Experts are central to the Commerce-at-Home experience we provide for Consumers. They are 100% Enjoy employees and have the skills, training and passion for customer service to be deeply knowledgeable about the products and services that we offer. We believe our Experts bring a world-class and deeply engaging shopping experience to Consumers.

Our business is enabled by highly sophisticated, proprietary sets of technology applications, systems and data science tools. To deliver and optimize millions of retail experiences, we built our technology platform from the ground up to support deep integrations, smart logistics and a variety of solutions to empower our Experts to provide the best and most personalized experience for every Consumer.

Our existing footprint provides access to over 50% of the population across the US, UK and Canada, representing over 200 million addressable Consumers. We are changing the way millions of people around the world purchase and experience their technology products and subscription services.

We currently operate Mobile Stores in over 80 locations, and we have the opportunity to be in every leading, country around the world. As of March 31, 2022, we employed 2,685 individuals full-time across the United States, Canada, and the U.K., of which 2,219 are located in the United States and Canada and 466 are located in the United Kingdom. Our lifetime Net Promoter Score (NPS), or customer satisfaction score, which is based on Enjoy surveyed customers, is 88, far surpassing other telecommunications and technology groups.

In 2021, our Enjoy Mobile Stores were profitable in seven of our US markets, and we expect the number of profitable markets to expand in 2022 and beyond. As we execute on our growth plans and scale, we will continue to reap the benefits of our early infrastructure investments and scalable financial model, which is asset-light and features a near-zero Consumer acquisition cost.

The Enjoy platform has a strong foundation for growth, and our strategic plan builds on this through continued expansion with our current Business Partners. As we start layering in geographical expansion, additional revenue streams, and additional Business Partners, our growth potential begins to expand exponentially. We have just begun to scratch the surface on what the Mobile Store can accomplish, and we are excited to begin our next phase of growth.

Our seasoned leadership team has experience leading some of the premier consumer brands across technology and retail companies. Collectively, the management team has extensive experience scaling companies in stages of substantial growth, transitioning from private to public ownership, and managing the day-to-day operations of a public company. Our leadership team will help us deliver on our growth plan while we uphold our values. We believe that we have created a truly differentiated retail model and that the Mobile Store will transform the future of the industry.

The Problem

Over the last two decades, eCommerce has upended the traditional physical retail model, shifting commerce from stores to Commerce-at-Home. eCommerce started over twenty five years ago and was primarily focused at the outset on a narrow set of products and has rapidly expanded to a $4.28 trillion global market today. Digital channels brought the shopping experience to the doorstep, enabling customers to buy and receive their purchases without ever having to leave the home. Fulfillment to the door has been made easier and faster than ever with technology companies achieving massive success through last-mile innovations, and online penetration of retail sales grew approximately 27% in 2020.

However, the current eCommerce experience has one fundamental flaw: it ends with a package at the door. Brands lose the personal connection to their customers, their ability to provide in-person advice and support, and their ability to upsell products and services as online retail continues to gain share. Meanwhile, physical stores continue to close worldwide as eCommerce displaces traditional retail at an estimated rate of 2.5 closures per physical store opening in 2021. These trends indicate that in the decades to come there is a substantial opportunity to capitalize on the expanded demand for Commerce-at-Home. This is the power of Enjoy. The physical retail experience is ripe for change. We are taking the shopping journey through the door by providing a comprehensive experience in the place that matters the most—the home. With the expansion of our Smart Last MileTM solution we bring a unique combination of personalized Commerce-at-Home experiences to Consumers.

Our Solution

It is against this backdrop that we pioneered the Mobile Store, a new channel that combines the convenience of online shopping with the personal touch of an in-store retail experience within the comfort of Consumers’ homes. With the Mobile Store, Enjoy provides a high-touch experience, with the support of a trained Expert, wherever is convenient for Consumers. Our platform is underpinned by highly sophisticated machine-learning technologies, resulting in high customer satisfaction and numerous new revenue opportunities for us and our Business Partners.

Why Enjoy Wins

Our Commerce-at-Home Mobile Store is redefining the way Consumers experience their favorite brands and products. It creates an immersive and highly satisfactory experience for Consumers, as evidenced by a remarkable lifetime NPS score of 88—a score that significantly surpasses the telecommunications industry average of 29 points. Our Business Partners get the benefit of this incredible customer experience, as well as a revenue opportunity that mirrors traditional retail and far surpasses traditional eCommerce. It is not surprising Enjoy has become one of the highest quality and most valuable channels for some of the world’s largest premium, high-touch Consumer brands.

We bring our Business Partners brand value, incremental revenue, and cost savings. We improve their brands through world-class experience and Consumer engagement while acting as a cost efficient, direct channel that reduces fraud, returns and support calls. We also drive significant incremental revenue for our Business Partners through the sale of products and subscription services that Consumers purchase in-visit. In exchange, our Business Partners drive Consumers to us at almost no Consumer acquisition cost to us, and make us a delivery option in their checkout process, and their call center employees are trained and encouraged to offer our services to Consumers.

We provide Consumers with convenient, highly customized experiences to ensure that their unique needs are met. Consumers get the convenience of choosing a two-hour window often same-day or next-day all within the checkout flow itself. Consumers not only benefit from time saved from not having to go to the store but also benefit from having a knowledgeable Expert at their service to help with device setup, answer questions and provide advice during the experience—all at no additional cost to them. Consumers also benefit from the opportunity to learn about and purchase additional, complementary products and services that meet their needs—and they can do this on-the-spot.

Background

We were previously known as Marquee Raine Acquisition Corp. (“MRAC” and, after the Domestication as described below, the “Company”), a Cayman Islands exempted company, which previously entered into an Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021 and September 13, 2021 (the “Merger Agreement”), by and among MRAC, MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of MRAC (“Merger Sub”), and Enjoy Technology Operating Corp. (f/k/a Enjoy Technology Inc.), a Delaware corporation (“Private Enjoy”).

On October 14, 2021, as contemplated by the Merger Agreement, MRAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which MRAC was domesticated and continues as a Delaware corporation, changing its name to “Enjoy Technology, Inc.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of MRAC (the “MRAC Class A ordinary shares”), converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of MRAC (the “MRAC Class B ordinary shares”) converted automatically, on a one-for-one basis, into a share of Common Stock; (3) each then issued and outstanding warrant of MRAC (the “MRAC Warrants”) converted automatically into a warrant to acquire one share of Common Stock (the “Warrants”) pursuant to the Warrant Agreement, dated December 17, 2020, between MRAC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); and (4) each then issued and outstanding unit of MRAC was separated and converted automatically into one share of Common Stock and one-fourth of one Warrant. No fractional shares were issued upon exercise of the Warrants.

On October 15, 2021 (the “Closing Date”), as contemplated by the Merger Agreement, the Company consummated the merger transaction contemplated by the Merger Agreement, following approval at an extraordinary general meeting of the shareholders of MRAC held on October 13, 2021, whereby Merger Sub merged with and into Private Enjoy, the separate corporate existence of Merger Sub ceasing and Private Enjoy being the surviving corporation and a wholly owned subsidiary of the Company (the “Merger” and, together with the Domestication, the “Business Combination”).

In connection with the Business Combination and substantially concurrent with the execution of the Merger Agreement, MRAC entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, in the aggregate, approximately 8 million shares of Common Stock at $10.00 per share for an aggregate commitment amount of approximately $80 million (the “PIPE Investment”). Pursuant to the Subscription Agreements, the Company agreed to provide the PIPE Investors with certain registration rights with respect to the shares purchased as part of the PIPE Investment. The PIPE Investment was consummated substantially concurrently with the Closing.

Recent Developments

Going Concern

Since inception, we have incurred net losses and cash outflows from operations. Management expects that operating losses and negative cash flows from operating activities will continue in the foreseeable future as we continue to work to fund our operations and as we progress through our review of strategic alternatives. As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021, as of December 31, 2021 we concluded that there was substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended December 31, 2021, describing the existence of substantial doubt about our ability to continue as a going concern. As of March 31, 2022, there continues to be substantial doubt about our ability to continue as a going concern.

On May 11, 2022 the Company secured interim financing of $10.0 million from Ron Johnson, the chair of its board of directors and Chief Executive Officer, to help fund its operations as it pursues strategic alternatives, which has a scheduled maturity date of November 11, 2022 and will be repayable upon written demand of the holder at any time on or after such date. The Note was approved by the Audit Committee of the Company’s board of directors pursuant to the Company’s Related Party Transaction Policy. Additionally, in early May 2022, the Company received a $6.1 million customer prepayment for future services reasonably expected to be rendered over the course of May 2022, which is subject to adjustment for certain chargebacks and other adjustments. The Company is also seeking to obtain additional customer prepayments. There is no guarantee that we will be successful in our further negotiations or that any prepayments received will be adequate to support our current operations or provide sufficient cash flow to meet our obligations in the near term. We expect any such prepayments would negatively impact our cash flows in future periods for which our services have been prepaid.

The Company’s estimated cash and cash equivalents, which includes the $10 million of related party financing and $6.1 million of customer prepayments against second quarter sales, was $36.1 million as of May 12, 2022. The Company is in discussions with multiple financing sources to attempt to secure additional interim financing by early June 2022, which is needed to continue operations and fund other liquidity needs. In the absence of additional sources of liquidity, management anticipates that existing cash resources will not be sufficient to meet operating and liquidity needs beyond early June 2022. There is no assurance that management will be able to obtain additional liquidity or be successful in raising additional funds or that such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing stockholders. In addition, we are unable to determine at this time whether any of these potential sources of liquidity will be adequate to support our operations or provide sufficient cash flows to us to meet our obligations as they become due and continue as a going concern. In the event we determine that additional sources of liquidity will not be available to us or will not allow us to meet our obligations as they become due, we may need to file a voluntary petition for relief under the United States Bankruptcy Code in order to implement a restructuring plan or liquidation.

Strategic Review

On May 16, 2022, the Company announced that its board of directors had initiated a review of strategic alternatives, including a potential sale, merger or other strategic transaction, and of the Company’s financing strategy. The Company is in the early stages of its strategic review and has not set a timetable for completion of the review process. There can be no assurance that the process will result in any transaction or strategic change at this time. The Company has retained Centerview Partners as its financial advisor to assist with the strategic review and has also engaged global consulting firm AlixPartners to advise on the Company’s finances during this review period. In the event we are not able to successfully consummate a strategic transaction, or obtain additional financing as discussed above, or will not be able to meet our obligations as they become due, we may need to file a voluntary petition for relief under the United States Bankruptcy Code in order to implement a restructuring plan or liquidation.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

•	We may not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.

•	There can be no assurance that our review of strategic alternatives will result in a transaction satisfactory to holders of our common stock or any change at all.

•

The pursuit of the additional capital and strategic alternatives will consume a substantial portion of the time and attention of our management and require additional capital resources and may be disruptive to our business, which could have a material adverse effect on our business, financial condition and results of operations.

•	In the event we pursue Bankruptcy Protection (as defined herein), we will be subject to the risks and uncertainties associated with such proceedings.

•

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses.

•	Our ability to raise capital in the future may be limited, and may lead to potential dilution to our stockholders.

•	We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve profitability in the future.

•	We may be required in the future to incur significant write-downs in connection with impairment charges related to our long-lived assets, which could adversely affect our results of operations.

•	The COVID-19 pandemic is unprecedented and has impacted, and may continue to impact, our key metrics and results of operations in numerous ways that remain volatile and unpredictable.

•	We have a limited operating history with a new model and strategy in an evolving industry and we may fail to achieve the market acceptance necessary for success.

•	A number of factors may cause our results of operations to fluctuate.

•	We identified material weaknesses in our internal control over financial reporting.

•	We may not timely and effectively scale and adapt our existing technology and business to meet our Business Partners’ (as defined herein) expectation.

•	We rely on consumer discretionary spending.

•	The loss of key senior management personnel or an inability to hire, train and retain employees could harm our business.

•	Changes in the availability of and the cost of labor could adversely affect our business.

•	If the mobile retail store market does not continue to grow our results of operations could be adversely affected.

•	Our operating results are subject to the seasonal nature of consumer behavior patterns.

•	Risks associated with our commercial relationships could adversely affect our financial performance, reputation, brand and commercial relationships.

•	We face intense indirect competition.

•	We depend on our Business Partners to perform certain services regarding the products that we offer.

•	We rely on third-party background check providers to screen potential employees, including Experts.

•	Actual or alleged conduct by our team members has exposed, and may in the future expose, us to legal risk and damage our reputation.

•	Our recent growth rates may not be sustainable or indicative of our future growth and there is a risk that we will not be able to continue operating as a going concern.

•	We may face difficulties as we expand our operations into new local markets.

•	Two of our Business Partners account for a significant portion of our revenue.

•	Our global operations expose us to the fluctuations of international markets.

•	Our warrants are accounted for as liabilities.

•	Future issuances of debt securities and equity securities may adversely affect us, our common stock and may be dilutive to existing stockholders.

•	Our failure to meet the continued listing requirements of Nasdaq including maintaining a minimum closing bid price of $1.00 per share.

•	Our warrants may be out of the money at the time they become exercisable and they may expire worthless.

•	With the approval by the holders of at least 50% of the then-outstanding public warrants, we may amend the terms of the warrants in a manner that may be adverse to holders.

•	We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the common stock.

Corporate Information

We were incorporated under the name “Marquee Raine Acquisition Corp.” on October 16, 2020 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 15, 2021, we domesticated into a Delaware corporation and changed our name to “Enjoy Technology, Inc.” in connection with the Business Combination.

Legacy Enjoy was incorporated in the state of Delaware in May 2014 and our principal executive office is located at 3240 Hillview Avenue, Palo Alto, California 94304. Our telephone number is 1-(888) 463-6569. Our website address is www.enjoy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, in addition to the risks and uncertainties discussed above under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the risks described below and as set forth under the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, which are incorporated by reference herein, and subsequent reports filed with the SEC, together with the financial and other information contained or incorporated by reference in this prospectus. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risks and uncertainties described in this prospectus or any prospectus supplement have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Operations

We may not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.

Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern without additional capital raising activities. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, December 31, 2021, describing the existence of substantial doubt about our ability to continue as a going concern. We will need additional sources of liquidity and capital raising activities to continue to operate in the short term and to fund our operations, realize our business objectives and to continue as a going concern. Any failure or delay to secure such liquidity could force us to delay, limit or terminate our operations, make reductions in our workforce, liquidate all or a portion of our assets and/or seek protection (“Bankruptcy Protection”) under Chapters 7 or 11 of the United States Bankruptcy Code.

On May 11, 2022 the Company secured interim financing of $10.0 million from Ron Johnson, the chair of its board of directors and Chief Executive Officer, to help fund its operations as it pursues strategic alternatives, which has a scheduled maturity date of November 11, 2022 and will be repayable upon written demand of the holder at any time on or after such date. The Note was approved by the Audit Committee of the Company’s board of directors pursuant to the Company’s Related Party Transaction Policy. Additionally, in May 2022, the Company received a prepayment for future services reasonably expected to be rendered over the course of May 2022, which is subject to adjustment for certain chargebacks and other adjustments. The Company is also seeking to obtain additional prepayments. There is no guarantee that we will be successful in our further negotiations or that any prepayments received will be adequate to support our current operations or provide sufficient cash flow to meet our obligations in the near term. We expect any such prepayments would negatively impact our cash flows in future periods for which our services have been prepaid.

The Company’s estimated cash and cash equivalents, which includes the $10 million of related party financing and $6.1 million of customer prepayments against second quarter sales, was $36.1 million as of May 12, 2022. The Company is in discussions with multiple financing sources to attempt to secure additional interim financing by early June 2022, which is needed to continue operations and fund other liquidity needs. In the absence of additional sources of liquidity, management anticipates that existing cash resources will not be sufficient to meet operating and liquidity needs beyond early June 2022. There is no assurance that management will be able to obtain additional liquidity or be successful in raising additional funds or that such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing stockholders. In addition, we are unable to determine at this time whether any of these potential sources of liquidity will be adequate to support our operations or provide sufficient cash flows to us to meet our obligations as they become due and continue as a going concern. In the event we determine that additional sources of liquidity will not be available to us or will not allow us to meet our obligations as they become due, we may need to file a voluntary petition for relief under the United States Bankruptcy Code in order to implement a restructuring plan or liquidation.

There can be no assurance that our review of strategic alternatives will result in a transaction satisfactory to holders of our common stock or any change at all.

On May 16, 2022, we announced that our board of directors had initiated a review of strategic alternatives, including a potential sale, merger or other strategic transaction, and of the Company’s financing strategy. We are in the early stages of our strategic review and we have not set a timetable for the completion of the review process. We cannot be certain of the timing of any transaction or strategic change or that we will be able to effect one at all. Even if a strategic transaction is consummated, it may not return any value to holders of our common stock. Regardless of whether we execute a strategic solution, the adverse pressures the Company has experienced may continue or intensify, and we will continue to face all of the risks identified in this section entitled “Risk Factors,” including the risk that we may not be able to continue as a going concern. See “–We will not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.”

The pursuit of the additional capital and strategic alternatives will consume a substantial portion of the time and attention of our management and require additional capital resources and may be disruptive to our business, which could have a material adverse effect on our business, financial condition and results of operations.

We are not able to predict with certainty the amount of time and resources necessary to successfully identify, pursue and execute any strategic alternative or to obtain additional financing. The diversion of management’s attention may materially adversely affect the conduct of our business, and, as a result, our financial condition and results of operations. The additional expense we accrue in connection with our review of strategic alternatives and pursuit of additional capital may materially adversely impact our financial condition and partially offset the value of any strategic plan we execute or additional financing we obtain. In addition, doubts about our ability to continue as a going concern could impact our relationships with our Consumers, Business Partners, prospects and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business, and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.

In the event we pursue Bankruptcy Protection, we will be subject to the risks and uncertainties associated with such proceedings.

In the event we file for relief under the United States Bankruptcy Code, our operations, our ability to develop and execute our business plan and our continuation as a going concern will be subject to the risks and uncertainties associated with bankruptcy proceedings, including, among others: our ability to execute, confirm and consummate a plan of reorganization; the high costs of bankruptcy proceedings and related fees; our ability to obtain sufficient financing to allow us to emerge from bankruptcy and execute our business plan post-emergence, and our ability to comply with terms and conditions of that financing; our ability to continue our operations in the ordinary course; our ability to maintain our relationships with our Consumers, Business Partners, counterparties, employees and other third parties; our ability to obtain, maintain or renew contracts that are critical to our operations on reasonably acceptable terms and conditions; our ability to attract, motivate and retain key employees; the ability of third parties to use certain limited safe harbor provisions of the United States Bankruptcy Code to terminate contracts without first seeking Bankruptcy Court approval; the ability of third parties to force us to into Chapter 7 proceedings rather than Chapter 11 proceedings and the actions and decisions of our stakeholders and other third parties who have interests in our bankruptcy proceedings that may be inconsistent with our operational and strategic plans. Any delays in our bankruptcy proceedings would increase the risks of our being unable to reorganize our business and emerge from bankruptcy proceedings and may increase our costs associated with the bankruptcy process or result in prolonged operational disruption for the Company. Also, we would need the prior approval of the bankruptcy court for transactions outside the ordinary course of business during the course of any bankruptcy proceedings, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with any bankruptcy proceedings, we cannot accurately predict or quantify the ultimate impact of events that could occur during any such proceedings. There can be no guarantees that if we seek Bankruptcy Protection we will emerge from Bankruptcy Protection as a going concern or that holders of our common stock will receive any recovery from any bankruptcy proceedings.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary for us to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses. In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the United States Bankruptcy Code. We believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to our stakeholders than those we might obtain under Chapter 11 primarily because of the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern.

Our ability to raise capital in the future may be limited, and may lead to potential dilution to our stockholders .

In addition to our near term liquidity needs, we will be required to raise capital through public or private financings or other arrangements as we will need additional sources of liquidity to enable us to continue as a going concern in the future. See “–We may not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.” Such financings or arrangements may not be available on acceptable terms, or at all, and our failure to raise capital when needed or desired could harm our business. Our ability to raise additional capital, if and when required, will depend on, among other factors, investor demand, our operating performance, our credit rating, and the condition of the capital markets. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, holders of our common stock, including holders of any common stock issued upon conversion of our convertible notes, may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock. Debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to continue as a going concern.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve profitability in the future.

We have incurred net losses in each year since our founding, we anticipate increasing expenses in the future, and we may not be able to achieve profitability in the future. During the three months ended March 31, 2022, the Company incurred net loss of $55.2 million and had cash outflows from operations of $47.8 million. During the years ended December 31, 2021 and 2020 the Company incurred net losses of $220.6 million and $157.8 million, respectively and cash outflows from operations of $174.6 million and $95.3 million, respectively. As of March 31, 2022, December 31, 2021 and 2020, the Company had accumulated deficits of approximately $697.8 million, $642.5 million and $421.9 million, respectively. We expect our costs will increase over time and our losses to continue as we work to fund our operations and as we progress through our review of strategic alternatives. We have expended, and expect to continue to expend, substantial financial and other resources on developing our platform. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving profitability or positive cash . If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected.

Additionally, the stock-based compensation expense related to our RSUs and other outstanding equity awards increased our expenses, in particular, in the quarter in which the Merger was completed and will increase our expenses in future periods. Additionally, we may expend substantial funds in connection with the tax withholding and remittance obligations that arise upon the initial settlement of certain of our RSUs.

If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve profitability. In addition, as described above under “We will not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment,” our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern.

We may be required in the future to incur significant write-downs in connection with impairment charges related to our long-lived assets, which could adversely affect our results of operations.

We assess long-lived assets for impairment in accordance with the ASC 360, Property, Plant and Equipment. Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. There has been a decline in our market capitalization, based on our publicly quoted share price. Further, on May 16, 2022, the Company announced that its board of directors had initiated a review of strategic alternatives, including a potential sale, merger or other strategic transaction. These events and other changes in circumstances could indicate that the carrying amount of our long-lived asset groups may not be recoverable and therefore require further testing to determine whether there is a potential impairment in subsequent reporting periods. As such, depending on our future business performance and other events ,including the COVID-19 pandemic and the results of our review of strategic alternatives, we may be required to incur charges to recognize the impairment of our long-lived assets, which could adversely affect our results of operations.

The COVID-19 pandemic is unprecedented and has impacted, and may continue to impact, our key metrics and results of operations in numerous ways that remain volatile and unpredictable.

The impact of the ongoing COVID-19 pandemic is severe, widespread, and continues to evolve. The pandemic and related government and private sector responsive actions have already affected the broader economies and financial markets, triggering an economic downturn, which has at points adversely affected, and could again adversely affect demand for our services. It is impossible to predict all effects and the ultimate impact of the COVID-19 pandemic, as the situation continues to rapidly evolve. The COVID-19 pandemic has disrupted the global supply chain and the preventative and protective measures currently in place, or which may be instituted or re-instituted in the future, such as quarantines, business limitations and shutdowns, and travel restrictions, may interfere with the ability to deliver services to Consumers. If our ability to provide services are restricted or shut down, our revenue could be negatively impacted.

In addition, in response to the COVID-19 pandemic, we are requiring or have required our employees to work remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may pose increased risks to our information technology assets, data and also result in consumer privacy and fraud concerns.

Our results of operations may be materially affected by adverse conditions in the capital markets and the economy generally, both in the United States and internationally, as a result of the COVID-19 pandemic. Uncertainty in the economy, including the impact of inflation, could adversely impact consumer purchases of discretionary items across the consumer electronics market. We have also seen significant and rapid shifts in consumer purchasing behavior as this pandemic has evolved, particularly as it relates to what may be perceived as “essential” versus “non-essential items.” Our business was materially impacted by COVID-19 in several ways. Typically, Consumer interactions occur within the Consumer’s home. Social distancing protocols changed the way we interact with the Consumer and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography, during certain periods we had no in-home visits and these visits remained significantly below pre-COVID levels throughout the pandemic. In addition, the Company furloughed employees in the U.K. beginning in April 2020 through August 2020 and again starting January 2021 through August 2021. These factors negatively impacted both Daily Mobile Store counts and Daily Revenue per Mobile store. To protect our employees and Consumers we implemented a variety of programs to provide masks, cleaning supplies and other protocols that remain in place. The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on our financial condition and operations. The full impact of the COVID-19 outbreak on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak, including new variants and their resistance to vaccines and related governmental advisories and restrictions. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home. It is also difficult to predict how our business might be impacted by changing consumer spending patterns as a result of the COVID-19 pandemic. Factors that could affect consumers’ willingness to make discretionary purchases include, among others: general business conditions, levels of employment, interest rates, tax rates, the availability of consumer credit, consumer confidence in future economic conditions and stimulus checks and risks, inflation, or the public perception of risks related to epidemics or pandemics like COVID-19. In the event of a prolonged economic downturn or acute recession, consumer spending habits could be adversely affected, and we could experience lower than expected revenue, net income, and Adjusted EBITDA.

We have a limited operating history with a new model and strategy for delivering product and services in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We launched operations in 2015 and our business and service model are new and untested, without a proven precedent, and we may fail to achieve the degree of market acceptance by Business Partners and Consumers necessary for commercial success and meeting our financial forecast. This limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

•	obtain adequate capital funding so that we may be able to continue as a going concern;

•	accurately forecast our revenue and plan our operating expenses;

•	increase the number of and maintain existing multi-year contractual relationships with leading telecommunications and technology companies;

•	increase the number of and retain existing Consumers and Experts that service Consumers;

•	successfully compete with current and future competitors;

•	successfully expand our business in existing markets and enter new markets and geographies;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	adapt to rapidly evolving trends in the ways consumers interact with technology;

•	avoid interruptions or disruptions in our services;

•	develop a scalable, high-performance infrastructure that can efficiently and reliably handle increased demand, as well as the deployment of new features and services;

•	hire, integrate, and retain talented technology, sales, customer service, and other personnel;

•	effectively manage rapid growth in our personnel and operations; and

•	effectively manage our costs related to Experts.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

Our operating results are subject to the seasonal nature of our Business Partners’ businesses and consumer behavior patterns.

Our business is highly dependent on consumer behavior patterns that we have observed over time. A portion of our Business Partners experience seasonal slowdowns. We have historically experienced higher revenue in the third and fourth calendar quarters as compared to other quarters in our fiscal year due in part to seasonal holiday demand. Additionally, new product and service introductions, as well as the timing of such product and service introductions, can significantly impact revenue and operating expenses. Other seasonality trends may develop and the existing seasonality and consumer behavior that we experience may change or become more significant. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our operating results in one or more future quarters and, consequently, our operating results may fall below expectations.

We may not succeed in promoting and sustaining our brand or commercial relationships, which could have an adverse effect on our reputation and harm our business.

A critical component of our future growth is our ability to promote and sustain our brand and commercial relationships, which we believe can be achieved by providing a high-quality Consumer experience. An important element of our brand promotion strategy is establishing a relationship of trust with our Business Partners and Consumers. In order to provide a high-quality Customer and Consumer experience, we have invested substantial amounts of resources in the development and functionality of our website, technology infrastructure, customer service operations, and personnel development. Our ability to provide a high-quality experience for Consumers and Customers is also highly dependent on external factors over which we may have little or no control, including, without limitation, suppliers and third-party carriers. If Consumers are dissatisfied with the quality of the products they have been sold or the service they receive and their overall experience, or if we or our Business Partners cannot deliver products to Consumers in a timely manner or at all, our Business Partners and Consumers may stop using our services.

Our failure to provide our Business Partners and Consumers with high-quality services for any reason could substantially harm our reputation and adversely impact our efforts to develop Enjoy as a trusted brand and business partner, which could have an adverse effect on our business, results of operations, financial condition and prospects.

There is also increased focus, including by Consumers, investors, employees and other stakeholders, as well as by governmental and non-governmental organizations, on social, environmental and sustainability matters.

Our reputation could be damaged if we or our Business Partners do not (or are perceived not to) act responsibly regarding social, environmental and sustainability standards or, if we fail to appropriately respond to concerns raised by Consumers, investors and other interested persons, which could have an adverse effect on our business, financial condition and results of operations. For instance, the Securities and Exchange Commission (“SEC”) has recently proposed climate change and ESG reporting requirements, which, if approved, would significantly increase our costs. We currently do not report our environmental emissions, and lack of reporting or future reporting could result in certain investors from declining to invest in our common stock.

In addition, doubts about our ability to continue as a going concern could impact our relationships with our Consumers, Business Partners, prospects and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

As previously disclosed, in connection with the preparation of our previously issued financial statements, material weaknesses in our internal control over financial reporting were identified that continue to exist as of March 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are as follows:

•

We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient number of professionals with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•

We did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within our general ledger system and (ii) prepare and review account reconciliations.

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We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of the financial statements. Specifically, we did not design and maintain: (i) program change management controls for all financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications and data to appropriate personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored, and data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

The material weaknesses described above did not result in a misstatement to our annual or interim consolidated financial statements. However, each of these material weaknesses could result in a misstatement of our financial statement accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Our management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation of the previously identified material weaknesses. We have taken, and will continue to take, the following actions towards remediation of the material weaknesses.

•

We have hired, and will continue to hire, personnel with appropriate level of knowledge, training, and experience in accounting and finance to improve our financial accounting and reporting departments and our internal control over financial reporting. We have provided financial reporting and internal control training to enhance employees’ competence and experience required to fulfill their roles and responsibilities.

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We initiated performing a risk assessment over our financial reporting and our internal control over financial reporting, including identification of financially relevant systems and business processes at the financial statement assertion level, and to identify controls to address the identified risks. We will continue to complete our risk assessment and enhance the design of existing controls, as well as implement new controls in future periods.

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We plan to design and implement controls over the preparation and review of journal entries and account reconciliations, including controls over the segregation of duties. We have begun to strengthen, and will continue to strengthen, controls related to segregation of duties related to financial accounting and reporting systems.

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We made progress in designing controls specifically for IT general controls, including controls over the provisioning and monitoring of user access rights and privileges, change management processes and procedures, batch job and data backup authorization and monitoring, and program development approval and testing.

We are committed to maintaining a strong internal control environment and implementing measures designed to help ensure that control deficiencies contributing to the material weaknesses are remediated as soon as possible. We have made progress towards remediation and will continue to implement our remediation plan for the material weaknesses in internal control over financial reporting described above. We will not consider the material weaknesses remediated until the applicable controls operate for a sufficient period of time, and management has concluded, through testing, that the controls are operating effectively.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation could potentially go beyond fiscal year 2022. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.

While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in the implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise have a material and adverse effect on our business, operating results, financial condition and prospects or cause us to fail to meet our reporting obligations.

We may not timely and effectively scale and adapt our existing technology and business to meet the expectations of our Business Partners, which would adversely affect our business, reputation, financial performance, financial condition, cash flows and results of operations.

It may become increasingly difficult to meet our Business Partners’ expectations and maintain, improve and scale our platform and services due to factors beyond our control. If our services are unavailable when Business Partners and Consumers attempt to access them, or if we fail to meet their expectations, Business Partners and Consumers may seek other service providers, and may not return to our platform as often in the future, or at all. This would adversely affect our ability to attract Business Partners, Consumers, and Experts, and decrease the frequency with which Business Partners and Consumers use our services. To the extent that we do not effectively address capacity constraints, upgrade our services as needed, or continually develop our logistics systems to accommodate actual and anticipated changes in technology, our business, reputation, financial condition, and results of operations would be adversely affected.

We rely on consumer discretionary spending, which is adversely affected by economic downturns, including economic recession or depression, and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending, particularly in the consumer electronics market. One of the factors that may negatively influence consumer spending on consumer electronics is economic downturns, including economic recessions or depressions, high levels of unemployment, higher consumer debt levels, inflation rates, reductions in net worth, and declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future political and economic environment. Many of these factors have occurred, and may continue to become more prevalent, as a result of the COVID-19 pandemic. Economic conditions in certain regions may also be affected by natural disasters, such as earthquakes, hurricanes, wildfires, and threats to public health, such as the current outbreak of COVID-19 pandemic. Consumer purchases of new electronics may decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence.

We depend on our highly skilled employees to operate our business, and if we are unable to hire, retain, manage, compensate appropriately, train and motivate our employees, or if our new employees do not perform as we anticipate, we may not be able to grow effectively and our business, financial condition and results of operations could be adversely affected.

Our business depends in part on the continued service of our founders, senior management team, key technical employees, and other highly skilled employees, including Ron Johnson, our co-founder and Chief Executive Officer, and on our ability to continue to identify, hire, develop, motivate, compensate appropriately, train and retain talented employees. We may not be able to retain the services of any of our employees or other members of senior management in the future. Also, all of our U.S.-based employees, including our senior management team and Mr. Johnson, work for us on an at-will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our senior management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute its plans and strategies, our business, financial condition, and results of operations could be adversely affected.

We face intense competition for highly skilled employees. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. The trading price of our common stock is likely to be volatile and could be subject to fluctuations in response to various factors and may not appreciate. If the perceived value of our equity awards declines for this or other reasons, it may adversely affect our ability to attract and retain highly qualified employees. Certain of our employees have received significant proceeds from sales of our equity in private transactions and many of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts, and employee morale, productivity, and engagement could suffer, which could adversely affect our business, financial condition, and results of operations. Furthermore, any loss of key personnel, significant employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business, and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.

Changes in the availability of and the cost of labor could adversely affect our business.

Our business could be adversely impacted by increases in labor costs, both domestically and internationally, including increases triggered by regulatory actions regarding wages, scheduling and benefits; increased health care and workers’ compensation insurance costs; increased wages and costs of other benefits necessary to attract and retain high quality employees with the right skill sets and increased wages, benefits and costs related to the COVID-19 pandemic. Due to changes in our business and other macroeconomic factors, it can be difficult to locate and hire sufficient numbers of employees, to maintain an effective system of internal controls and to train employees worldwide to deliver a consistently high-quality product and Consumer experience, which could materially harm our business and results of operations. Additionally, while our employees are not unionized, if they were to become unionized, our labor costs could increase and our business could be negatively affected by other requirements and expectations that could increase our costs, change our employee culture, decrease our operational flexibility and disrupt our business, which could adversely affect our operating efficiency. Further, our responses to any union organizing efforts could negatively impact how our brand is perceived and have adverse effects on our business, including on our financial results.

The market for the Mobile Store is still in relatively early stages of growth, and if this market does not continue to grow, grows slower than we expect, or fails to grow as large as we expect, our business, financial condition, and results of operations could be adversely affected.

The Mobile Store market has grown rapidly since we launched operations in 2015, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of people to widely adopt the Mobile Store experience and the services that we offer. If the public does not perceive these services as beneficial, or chooses not to adopt them as a result of concerns regarding safety, affordability, or for other reasons, whether as a result of incidents related to our Business Partners’ products and services or at the point of delivery or otherwise, or instead adopts alternative solutions that may arise, then the market for our services may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and results of operations.

If we do not continue to innovate and further develop our services, we fail to perform our services effectively and keep up with product life cycles or consumer upgrade behavior, or we are not able to keep pace with technological developments, we may not remain competitive and our business and results of operations could suffer.

Our business depends in part on our ability to continue to innovate and further develop our services. To remain competitive, we must continuously enhance and improve our services. If we fail to expand the suite of services that we offer, or if we fail to continuously enhance and improve our existing services to keep up with product life cycles or consumer upgrade behavior, our ability to retain and acquire Consumers and Business Partners could be adversely affected. Our business could depend on our ability to expand our product mix and respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

We have scaled our business rapidly, and significant new features and services have in the past resulted in, and in the future may continue to result in, operational challenges affecting our business. Developing and launching enhancements to our services may involve significant technical risks and upfront capital investments that may not generate return on investment. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced services or if our recently introduced offerings do not perform in accordance with our expectations, our Business Partners and Consumers that utilize our services may forego the use of our services in favor of those of our competitors.

We are involved in and may pursue additional strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

We are involved in various strategic relationships, including with Apple, AT&T, BT Group, including EE, and Rogers Communications, which we expect will benefit our business and help us to achieve growth in the U.S., the U.K. and Canada, respectively. As of March 31, 2022, our top two Business Partners in the U.S. and the U.K. accounted for 62% and 15% of our revenue, respectively . We expect the percentage of these two Business Partners as a portion of our revenue to decline over time as our partner relationships expand. A loss of or reduction in business from, or consolidation of, these or any other major Business Partners could have an adverse effect on our business, financial condition, financial performance and prospects.

We also may pursue and enter into additional strategic relationships in the future. Such relationships involve risks, including but not limited to: maintaining good working relationships with the other party; any economic or business interests of the other party that are inconsistent with ours; the other party’s failure to fund its share of capital for operations or to fulfill its other commitments, including providing accurate and timely accounting and financial information to us, which could negatively impact our operating results; loss of key personnel; actions taken by our commercial relationships that may not be compliant with applicable rules, regulations and laws; reputational concerns regarding our Business Partners or our leadership; bankruptcy, requiring us to assume all risks and capital requirements related to the relationship, and the related bankruptcy proceedings potentially having an adverse impact on the relationship; and any actions arising out of the relationship that may result in reputational harm or legal exposure to us. Further, these relationships may not deliver the benefits that were originally anticipated. In addition, doubts about our ability to continue as a going concern could impact our relationships with our Business Partners and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with our Business Partners. Any of these factors may have an adverse effect on our business, results of operations, financial condition and prospects.

We face intense indirect competition in attracting Consumers, and if we are unable to compete effectively, our business, financial condition, and results of operations would be adversely affected.

The markets in which we operate are intensely competitive and are characterized by shifting user preferences, fragmentation, and frequent introductions of new services and offerings. Our Business Partners do not currently depend on a local, in-home sales team, and the development of their own sales team, rather than their reliance on us, could negatively affect our business. As we continue to expand our presence internationally, we will also face competition in these markets. In addition, we compete with traditional brick and mortar retailers with regard to capturing consumer attention. Changing traditional retail habits is difficult, and if Business Partners and consumers do not embrace the transition to local, in-home delivery as we expect, our business, financial condition, and results of operations could be adversely affected.

Our future competitors may have competitive advantages, such as greater name recognition, longer operating histories, greater category share in certain markets, established relationships with Customers and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical and other resources than we have. Greater financial resources, technical expertise and sales tactics may allow these competitors to respond more quickly to new or emerging technologies and changes in consumer preferences that may render our services less attractive or obsolete. If we fail to attract certain partners in a specific geographic market, or if partners choose to engage exclusively with our competitors, we may lack a sufficient variety and supply of product offerings or lack access to the most popular products, such that our offering would become less appealing to consumers. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with others, including electronics manufacturers. Our competitors could also introduce new offerings with competitive price and performance characteristics or undertake more aggressive marketing campaigns than ours. Such competitive pressures may lead us to maintain or lower our rates and fees or maintain or increase our incentives, discounts and promotions in order to remain competitive, particularly in markets where we do not have a leading position. Such efforts may negatively affect our financial performance, and there is no guarantee that such efforts will be successful.

In addition, doubts about our ability to continue as a going concern could impact our relationships with our Consumers, Business Partners, prospects and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties. For all of these reasons, we may not be able to compete successfully. If we lose existing Business Partners, Consumers, or Experts that utilize or provide our services, fail to attract new Business Partners, Consumers, or Experts, or are forced to make pricing concessions, our business, financial condition, and results of operations would be adversely affected.

Risks associated with our product mix and our current and future Business Partners for whom we provide services and deliver product could adversely affect our financial performance as well as our reputation and commercial relationships.

Our financial performance is affected by the mix of products we deliver during a given period. There can be no guarantee that we will be able to successfully alter or expand our product mix to include higher gross margin products. Our financial forecasts and guidance may include assumptions about product sales mixes. If actual results vary from this projected product mix of sales, our results of operations and financial condition could be adversely affected.

We also depend on our ability to provide Consumers with a wide range of services related to products provided from qualified Business Partners and suppliers in a timely and efficient manner. Our inability to obtain products from suppliers in sufficient quantities, or at all, could adversely affect our product offerings and our business and impact our financial forecasts and guidance. Political and economic instability, global or regional adverse conditions, such as pandemics or other disease outbreaks or natural disasters, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, including import-related taxes, transport security, inflation and other factors relating to our suppliers are beyond our control. As an example, the ongoing COVID-19 pandemic could adversely impact supplier facilities and operations due to factory closures and risks of labor shortages, among other things, which may adversely affect our business, financial condition and results of operations.

There can be no assurance that we will be able to establish new or otherwise extend current commercial relationships on acceptable commercial terms. Our ability to develop and maintain relationships with our Business Partners and offer their high quality merchandise to Consumers is critical to our business. If we are unable to develop and maintain relationships with Business Partners that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy Consumers’ needs, would be adversely affected.

Further, we rely on our Business Partners’ representations of product quality, safety and compliance with applicable laws and standards. If our Business Partners, suppliers or other vendors violate applicable laws or regulations, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our Business Partners could cause Consumers to avoid purchasing those products, or avoid using our services altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our commercial relationships, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our Business Partners’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to Consumers and adversely affect our financial performance as well as our reputation and commercial relationships. Furthermore, some or all of our Business Partners’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign Customers and suppliers, may be affected by changes in the value of the U.S. dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the U.S. dollar may result in higher costs to consumers for those goods, thus decreasing the need for our services or impairing our ability to deliver our services at their current cost. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling with us altogether, any of which could ultimately reduce our sales or increase our costs.

We depend on our Business Partners to perform certain services regarding the products that we offer.

Our Business Partners are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to Consumers. In these instances, we may be unable to ensure that our Business Partners will perform these services to Consumers’ satisfaction in a manner that provides Consumers with a unified brand experience or on commercially reasonable terms.

Moreover, we carry our Business Partners’ products on consignment. This inventory is either manufactured or procured by our Business Partners and delivered to our warehouses. We cannot guarantee with certainty that we will have adequate inventory at all times to support our business. At times our business can face disruptions stemming from inventory shortages driven by new product releases with high consumer demand, supply constraints and political, environmental or other factors. If Consumers become dissatisfied with the products and/or services provided by our Business Partners, our business, reputation and commercial relationships could suffer.

We rely on third-party background check providers to screen potential employees, including Experts, and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition, and results of operations could be adversely affected.

We rely on third-party background check providers to provide the civil and criminal records of potential employees, including Experts, to help identify those that are not qualified to join our team pursuant to applicable law or our internal standards, and our business may be adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable law or regulations.

If any of our third-party background check providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. In each of the jurisdictions in which we operate (the United States, Canada and the U.K.), we rely on a single third-party background check provider for that jurisdiction. If we cannot find alternate third-party background check providers, in our respective jurisdictions, on terms acceptable to us, we may not be able to timely onboard potential Experts, and as a result, our platform may be less attractive to potential Experts and we may have difficulty finding enough Experts to meet consumer demand. Further, if the background checks conducted by our third-party background check providers are inaccurate or do not otherwise meet our expectations, qualified Experts may be inadvertently excluded from our platform and unqualified Experts may be permitted to make deliveries, and as a result, we may be unable to adequately protect or provide a safe environment for Consumers. In addition, if the background checks conducted by our third-party background check providers do not meet the requirements under applicable laws and regulations, we could face legal liability or negative publicity.

We are also subject to a number of laws and regulations applicable to background checks for potential and existing Experts that utilize our platform. If we or our third-party background check providers fail to comply with applicable laws, rules, and legislation, our reputation, business, financial condition, and results of operations could be adversely affected, and we could face legal action, including class, collective or other representative actions. In addition, background check qualification processes may be limited in certain jurisdictions based on national and local laws, and our third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of employment eligibility.

In jurisdictions where our industry does not have regulations establishing standards for background checks, we decide on the scope of our background checks and the cadence with which we conduct such background checks. By choosing background checks that may be less thorough in scope than we are permitted to conduct under applicable law or regulation, or by failing to run additional background checks after Experts are on-boarded, we may face negative publicity or become subject to litigation in the future.

Any negative publicity related to any of our third-party background check providers, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and commercial relationships, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

Our policies, procedures and programs to safeguard the health, safety and security of our team members, Consumers and others may not be adequate, and any actual or alleged conduct by our team members has exposed, and may in the future expose, us to legal risk and damage our reputation.

As of March 31, 2022, we had 2,685 full-time employees, of which 2,219 are located in the North America segment and 466 are located in the Europe segment.

Illegal, improper, or otherwise inappropriate activities by employees, particularly Experts, have occurred, and in the future may occur, which could adversely affect our brand, business, financial condition, and results of operations. While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities and what we believe to be the best practices to safeguard the health, safety and security of our team members, independent contractors, Consumers and others at our in-home visits, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. If these policies, procedures and programs are not adequate, or team members do not receive related adequate training or do not follow these policies, procedures and programs for any reason, the consequences may be harmful to us, which could impair our operations and cause us to incur significant legal liability or fines, and negatively impact our commercial partnerships. In addition, negative public opinion could result from actual or alleged conduct by team members.

We may in the future be named as a defendant in lawsuits, claims and other legal proceedings that arise in the ordinary course of our business based on alleged acts of misconduct by team members, including Experts on in-home visits as well as motor vehicle accidents involving our Experts. These actions may seek, among other things, compensation for alleged personal injury, sexual harassment, workplace misconduct, wage and hour claims and other employment-related damages, negligence or gross negligence, punitive damages, consequential damages, and civil penalties or other losses or injunctive or declaratory relief. The outcome of any allegations, lawsuits, claims or legal proceedings is inherently uncertain and could result in significant costs, damage to our brands or reputation and diversion of management’s attention from our business. Our insurance may not cover, or may be insufficient to cover, any legal liability or fines that we incur for health, safety or security incidents

If our insurance coverage is insufficient or our insurers are unable to meet their obligations, our insurance may not mitigate the risks facing our business.

Our insurance policies cover a number of risks and potential liabilities, such as general liability, property coverage, tech errors and omissions liability, employment liability, business interruptions, crime, auto and directors’ and officers’ liability. For certain types of business risk, we may not be able to, or may choose not to, acquire insurance or insurance may not be available to us on economically reasonable terms. In addition, the scope of coverage offered to us by insurers may be limited and may not include some of our risks or liabilities. In addition, our insurance may not adequately mitigate the risks we face, or we may have to pay high premiums and/or deductibles for the coverage we do obtain. Additionally, if any of our insurers becomes insolvent, such insurers would be unable to pay any claims that we make.

Our recent growth rates may not be sustainable or indicative of our future growth and there is a risk that we will not be able to continue operating as a going concern.

Our historical growth rates may not be sustainable or indicative of future growth. We believe that our continued revenue growth will depend upon, among other factors, our ability to:

•	obtain adequate capital funding so that we may be able to continue as a going concern;

•	source inventory in order to meet Consumer demand;

•	acquire new Consumers and increase repeat purchases from existing Consumers;

•	develop new features to enhance the Consumer experience;

•	increase the frequency with which new and repeat Consumers purchase products from our Customer’s sites through merchandising, data, analytics and technology;

•	increase delivery speed and improve the delivery experience for Consumers through the continued build-out of our proprietary logistics network;

•	continue to expand internationally; and

•	opportunistically pursue strategic acquisitions.

We cannot assure you we will be able to achieve any of the foregoing. Our Consumer base may not continue to grow or may decline as a result of increased competition and the maturation of our business. Failure to continue our revenue growth rates could have an adverse effect on our financial condition and results of operations. You should not rely on our historical rate of revenue growth as an indication of our future performance. In addition, there is no assurance that we will be able to continue to operate as a going concern. See “–We will not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.”

We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new local markets. It may be difficult for us to understand and accurately predict consumer preferences and purchasing habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, and our costs associated with insurance, support, fraud and onboarding new Experts. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options and our ability to efficiently attract and retain Business Partners, Consumers and Experts, all of which affect our sales, results of operations and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition and results of operations could be adversely affected.

Risks Related to Our International Operations

Our global operations involve additional risks, and our exposure to these risks will increase as our business continues to expand.

We operate in a number of jurisdictions and intend to continue to expand our global presence, including in emerging markets. We face complex, dynamic and varied risk landscapes in the markets in which we operate. As we enter countries and markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or our failure to adapt our practices, systems, processes and business models effectively to the consumer and supplier preferences of each country into which we expand, could slow our growth. Certain markets in which we operate have, or certain new markets in which we may operate in the future may have, lower margins than our more mature markets, which could have a negative impact on our overall margins as our revenue from these markets grow over time.

In addition to the risks outlined elsewhere in this section, our global operations are subject to a number of other risks, including:

•	currency exchange restrictions or costs and exchange rate fluctuations;

•	exposure to local economic or political instability, threatened or actual acts of terrorism and security concerns in general;

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compliance with various laws and regulatory requirements relating to anticorruption, antitrust or competition, economic sanctions, data content, privacy and data security, consumer protection, employment and labor laws, health and safety, and advertising and promotions;

•	differences, inconsistent interpretations and changes in various laws and regulations, including international, national, state and provincial and local tax laws;

•	weaker or uncertain enforcement of our contractual and intellectual property rights;

•	preferences by local populations for local providers;

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slower adoption of the internet and mobile devices as advertising, broadcast and commerce mediums and the lack of appropriate infrastructure to support widespread internet and mobile device usage in those markets;

•	our ability to support new technologies, including mobile devices, that may be more prevalent in certain global markets;

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difficulties in attracting and retaining qualified employees in certain international markets, as well as managing staffing and operations due to increased complexity, distance, time zones, language and cultural and employment law differences; and

•	uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

In addition, following Russia’s military invasion of Ukraine in February 2022, NATO deployed additional military forces to Eastern Europe, and the United States, European Union, and other nations announced various sanctions against Russia and Belarus. The invasion of Ukraine and the retaliatory measures that have been taken, and could be taken in future, by the U.S., NATO, and other countries have created global security concerns that could result in a regional conflict and otherwise have a lasting impact on regional and global economies, any or all of which could adversely affect our business.

Fluctuations in currency exchange rates could adversely affect our financial performance and our reported results of operations.

Because we generate net revenue in the local currencies of our international business, our financial results are impacted by fluctuations in currency exchange rates. The results of operations of our international business is exposed to currency exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency to U.S. dollars for financial reporting purposes. Our financial statements are denominated in U.S. dollars and, as a result, fluctuations in currency exchange rates may adversely affect our results of operations or financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated net revenues or expenses will result in increased U.S. dollar denominated net revenues and expenses. Similarly, if the U.S. dollar strengthens against foreign currencies, particularly the Euro, the British pound, or the Canadian dollar, our translation of foreign currency denominated net revenues or expenses will result in lower U.S. dollar denominated net revenues and expenses. To date, we have not entered into any currency hedging contracts. As a result, fluctuations in foreign exchange rates could significantly impact our financial results.

Risks Related to Our Intellectual Property

Failure to adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.

We rely on a combination of trademark, copyright, confidential information, trade secrets, and contractual restrictions to protect our intellectual property. The protection offered by these has its limitations. Despite our efforts to protect and enforce our proprietary rights, unauthorized parties have used, and may in the future use, our trademarks or similar trademarks.

We do not have comprehensive registered protection for all of our intellectual property in all jurisdictions around the world. There is no guarantee that we will be the first to submit trademark applications in all territories and/or classes for our brands. In addition, there is no guarantee that our pending trademark applications for any mark will proceed to registration, our pending applications may be opposed by a third party prior to registration, and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. For example, our applications to register the name “Enjoy” and our ENJOY & Design logo as trademarks in Canada were successfully opposed by a third party. Our competitors may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly diluting our brand and leading to brand dilution or consumer confusion. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations.

Domain names generally are regulated by internet regulatory bodies, and the regulation of domain names is subject to change. Regulatory bodies have and may continue to establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. We may not be able to, or it may not be cost effective to, acquire or maintain all domain names that utilize the name “Enjoy” in all of the countries in which we currently conduct or intend to conduct business. If we lose the ability to use a domain name, we could incur significant additional expenses to market our products within that country, including the development of new branding. This could substantially harm our business, results of operations, financial condition and prospects.

Litigation or similar proceedings have been necessary in the past and may be necessary in the future to protect, register and enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register or enforce our intellectual property rights. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could substantially harm our business, results of operations, financial condition and prospects.

Assertions by third parties of infringement or misappropriation by us of their intellectual property rights or confidential know how could result in significant costs and substantially harm our business and results of operations.

Third parties may in the future assert that we have infringed or misappropriated their trademarks, copyrights, confidential know how, trade secrets, patents or other intellectual property rights. We cannot predict whether any such assertions or claims arising from such assertions will substantially harm our business and results of operations, whether or not they are successful. If we are forced to defend against any infringement or other claims relating to the trademarks, copyright, confidential know how, trade secrets, patents or other intellectual property rights of third parties, whether they are with or without merit or are determined in our favor, we may face costly litigation or diversion of technical and management personnel. Furthermore, the outcome of a dispute may be that we would need to cease use of some portion of our technology or trademarks, develop non-infringing technology, engage in re-branding. pay damages, costs or monetary settlements or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. Any such assertions or litigation could adversely affect our business, results of operations, financial condition and prospects.

Our platform utilizes open source software, and any failure to comply with the terms of these open source licenses could negatively affect our business.

We use open source software in our platform and expect to use open source software in the future. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, to re-engineer all or a portion of our technologies, or otherwise to be limited in the use or licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business and operating results.

Defects, errors or vulnerabilities in our applications, backend systems or other technology systems and those of third-party technology providers, including our logistics systems and procedures, could harm our reputation and commercial relationships and adversely impact our business, financial condition and results of operations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Our practice is to effect frequent releases of software updates, sometimes multiple times per day. The third-party software, including our SaaS platform, that we incorporate into our platform may also be subject to errors or vulnerabilities and could render our platform inoperable. Any errors or vulnerabilities discovered in our code or from third-party software after release could result in negative publicity, a loss of users or loss of revenue and access or other performance issues. Such vulnerabilities could also be exploited by malicious actors and result in exposure of data of users on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, reputation, commercial relationships, financial condition and results of operations.

Use of social media, emails and text messages may adversely impact our reputation or subject us to fines or other penalties.

We use social media, emails, push notifications and text messages as part of our omni-channel approach to marketing. As laws and regulations evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to comply with applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, Consumers or others. Information concerning us or our Business Partners, whether accurate or not, may be posted on social media platforms at any time and may have an adverse impact on our commercial relationships, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have an adverse effect on our reputation, business, operating results, financial condition and prospects.

Risks Related to Our Legal and Regulatory Environment

Our business is subject to a variety of laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business or results of operations.

The commerce-at-home experience is in our view a nascent industry model and developing. We are subject to a wide range of evolving federal, state, and local laws and regulations, many of which may have limited to no interpretation precedent as it relates to our business model.

In addition, we may be subject to foreign privacy, data security and other laws and regulations, including without limitation the EU General Data Protection Regulation (“GDPR”) and the Personal Information Protection and Electronic Documents Act (Canada), which can be more restrictive than those in the United States and could impact our ability to transfer, process and/or receive transnational data. The regulatory framework for privacy and security issues is evolving and may remain in flux for some period of time. It is difficult to ascertain whether this will impact our business in the United Kingdom and Canada. It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products or features, which would negatively affect our business. In addition, the increased attention focused upon potential sources of liability as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability could also harm our business and results of operations.

We may be subject to general litigation, regulatory disputes and government inquiries.

As a growing company with expanding operations, we have in the past faced, and may in the future increasingly face the risk of claims, lawsuits, government investigations and other proceedings concerning, among other things, our failure to promote and sustain our brand or commercial relationships, competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims (including those relating to our compliance with the Americans with Disabilities Act of 1990), securities, tax, labor and employment, commercial disputes, and services. The number and significance of these disputes and inquiries have increased as the political and regulatory landscape changes, as we have grown larger and expanded in scope and geographic reach, and as our services have increased in complexity. For example, we are currently subject to, and may in the future be subject to, various employment-related claims filed against us in state courts, and with federal and state agencies, and tribunals in the United Kingdom.

It is often challenging to predict the commencement or outcome of such disputes and inquiries with certainty. Regardless of the outcome, these can have an adverse impact on our business due to legal costs, diversion of management resources, and other factors. Determining reserves for any litigation is a complex and fact-intensive process that is subject to judgment calls. It is possible that a resolution of one or more such proceedings could require us to make substantial payments to satisfy judgments, fines or penalties or to settle claims or proceedings, any of which could harm our business. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or services, requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liabilities, which could have an adverse effect on our business, results of operations, financial condition and prospects.

Government regulation of the Internet and eCommerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the Internet and eCommerce. Existing and future laws and regulations may impede the growth of the Internet, eCommerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data security, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Our use and processing of personal information and other data is subject to laws and obligations relating to privacy, and data security, and the actual or perceived failure by us or our vendors to comply with such laws and obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (commonly known as processing) personal information and other sensitive information, including proprietary and confidential business data, trade secrets, and intellectual property. Numerous local, state, federal and foreign laws, rules and regulations govern privacy, data security, data protection and our collection, use, disclosure and other processing of personal information and other types of data. These laws, rules and regulations are constantly evolving, and we expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the United Kingdom, Canada, and other jurisdictions.

Among the most stringent of these laws is the GDPR, which went into effect in the European Union in May 2018 and also has been transposed into the domestic law of the U.K., where we operate. The GDPR requires organizations, among other things, to give detailed notices about the processing of personal information; impose contractual data security requirements on vendors and partners entrusted with personal information; meet extensive data protection governance requirements; give data breach notifications; and honor individuals’ data access, deletion, and correction requests. Companies that violate the GDPR can face private litigation, bans on data processing, fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue and other administrative penalties.

In addition, European legislative proposals and present laws and regulations — other than the GDPR — apply to cookies and similar tracking technologies, electronic communications, and marketing. In the EU and the UK, regulators are increasingly focusing on compliance with requirements related to the online behavioral advertising ecosystem. It is anticipated that the ePrivacy Regulation and national implementing laws will replace the current national laws implementing the ePrivacy Directive. Compliance with these laws may require us to make significant operational changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, and subject us to liabilities.

Certain jurisdictions have enacted data localization laws and cross-border personal information transfer laws, which could make it more difficult to transfer information across jurisdictions (such as transferring or receiving personal data that originates in the EU, the UK or in other foreign jurisdictions). Existing mechanisms that facilitate cross-border personal information transfers may change or be invalidated. For example, absent appropriate safeguards or other circumstances, the GDPR generally restricts the transfer of personal information to countries outside of the European Economic Area (“EEA”) that the European Commission does not consider to provide an adequate level of data privacy and security, such as the United States. The European Commission released a set of “Standard Contractual Clauses” (“SCCs”) that are designed to be a valid mechanism to facilitate personal information transfers out of the EEA to these jurisdictions. Currently, these Standard Contractual Clauses are a valid mechanism to transfer personal information outside of the EEA, but there exists some uncertainty regarding whether the SCCs will remain a valid mechanism. Additionally, the SCCs impose additional compliance burdens, such as conducting transfer impact assessments to determine whether additional security measures are necessary to protect the at-issue personal data.

If we cannot implement a valid compliance mechanism for cross-border personal information transfers, we may face increased exposure to regulatory actions, substantial fines, and injunctions against processing or transferring personal data from Europe or other foreign jurisdictions. The inability to import personal information to the United States could significantly and negatively impact our business operations, limiting our ability to collaborate with parties that are subject to such cross-border data transfer or localization laws, or requiring us to increase our personal information processing capabilities and infrastructure in foreign jurisdictions at significant expense.

We also operate in Canada, where the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and various provincial laws require that companies give detailed privacy notices to consumers, obtain consent to use personal information, with limited exceptions, allow individuals to access and correct their personal information, and report certain data breaches. In addition, Canada’s Anti-Spam Legislation (“CASL”) prohibits email marketing without the recipient’s consent, with limited exceptions. Failure to comply with Canada’s federal or provincial privacy or data protection laws can result in significant fines and penalties or possible damage awards.

U.S. privacy and data security laws are also complex and changing rapidly. Many states have enacted laws regulating the online collection, use and disclosure of personal information and requiring companies to implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals and/or governmental entities of certain security breaches affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly. States are also beginning to implement comprehensive privacy laws with similarities to the GDPR. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and emulates the GDPR’s requirements regarding privacy notices and honoring California residents’ requests to access or delete personal information. California residents may also opt out of certain sharing of their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for statutory damages in connection with certain data breaches, which is expected to increase the volume and success of class action data breach lawsuits. In addition, it is anticipated that the California Privacy Rights Act of 2020 (“CPRA”), effective January 1, 2023, will expand the CCPA. Additionally, the CPRA establishes a new California Privacy Protection Agency to implement and enforce the CPRA, which could increase the risk of enforcement. Other states have enacted data privacy laws. For example, Virginia passed the Consumer Data Protection Act, and Colorado passed the Colorado Privacy Act, both of which become effective in 2023. Legislative proposals to adopt comprehensive privacy laws in other states are under consideration. These laws may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.

In addition to facing risks posed by new privacy and data security laws, we could be subject to claims alleging violations of long-established privacy and consumer protection laws, such as the Telephone Consumer Protection Act (“TCPA”). The TCPA imposes specific requirements relating to marketing to individuals using technology such as telephones, mobile devices, and text messages. TCPA violations can result in significant financial penalties, including penalties or criminal fines imposed by the Federal Communications Commission or fines of up to $1,500 per violation imposed through private litigation or by state authorities. Class action suits are the most common method for private enforcement. Despite our compliance efforts, our use of text messaging communications on behalf of our Business Partners or use of analytics technologies on our website could expose us to costly litigation, government enforcement actions, damages and penalties, which could adversely affect our business, financial condition and results of operations.

Furthermore, compliance with legal and contractual obligations requires us to make public statements about our privacy and data security practices, including the statements we make in our online privacy policy. Although we endeavor to comply with these statements, should they prove to be untrue or be perceived as untrue, even through circumstances beyond our reasonable control, we may face litigation, claims, investigations, inquiries or other proceedings by the U.S. Federal Trade Commission, state attorneys general, and other federal, state and foreign regulators, and private litigants alleging violations of privacy or consumer protection laws.

We cannot yet fully determine the impact these or future laws, rules, regulations and standards may have on our business or operations. They may be inconsistent from one jurisdiction to another, subject to differing interpretations and courts or regulators may deem our efforts to comply with these laws, rules, regulations and standards insufficient. Additionally, we may be bound by contractual requirements applicable to our collection, use, processing and disclosure of various types of data, including personal information, and may be bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters.

Like our legal obligations, the demands our Business Partners place on us relating to privacy and data security are becoming more stringent. Privacy and data security laws increasingly require companies to impose specific contractual restrictions on service providers entrusted with personal information and to subject them to more rigorous privacy and data security due diligence. Our Business Partners’ increasing privacy and data security standards also increase the cost and complexity of ensuring that the third parties we rely on to operate our business and deliver our services can meet these standards. If we or our vendors are unable to meet our Business Partners’ demands or comply with the increasingly stringent contractual requirements they impose on us relating to privacy and data security, we may face increased legal liability, contract terminations and reduced demand for our services.

Any failure or perceived failure by us or any third parties with which we do business to comply with these laws, rules, regulations and standards, or with other obligations to which we or such third parties are or may become subject, may result in actions against us by governmental entities, private claims and litigation, the expenditure of legal and other costs and of substantial time and resources, and fines, penalties or other liabilities. Any such action would be expensive to defend, may require the expenditure of substantial legal and other costs and substantial time and resources and likely would damage our reputation.

Further, in view of new or modified local, state, federal, or foreign laws and regulations, industry standards, contractual obligations and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our product and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to offer our products and services in certain jurisdictions (especially in certain foreign markets) or develop new products and services could be limited, which could reduce demand for them. Any of the foregoing developments could have an adverse effect on our business, financial condition, and results of operations.

If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

Our business involves the collection, storage, processing, and transmission of personal information and potentially other sensitive and proprietary information of Business Partners, Experts and Consumers. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal information relating to our employees. We may rely upon third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, employee email and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. We may share or receive sensitive information with or from third parties.

Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats. Ransomware attacks, including by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Similarly, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems (including our products and services) or the third-party information technology systems that support us and our services. Additionally, due to the ongoing COVID-19 pandemic, certain functional areas of our workforce remain in a remote work environment and outside of our corporate network security protection boundaries, which imposes additional risks to our business, including increased risk of industrial espionage, phishing and other cybersecurity attacks, and unauthorized dissemination of proprietary or confidential information. Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.

Any of the previously identified or similar threats could cause a security incident or other interruption. A security incident or other interruption could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our products and services. We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and sensitive information.

Although we have developed information technology systems and processes that are designed to protect the data of Business Partners, Experts, and Consumers that utilize our platform, protect our systems, prevent data loss, and prevent other security incidents, these security measures may not fully protect our systems and we cannot guarantee the security of our information technology systems, or those of our third-party service providers. We have not always been able in the past and may be unable in the future to detect vulnerabilities in our information technology systems (including our products) because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Despite our efforts to identify and address vulnerabilities, if any, in our information technology systems (including our products), our efforts may not be successful. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

In addition, users of our services could have vulnerabilities on their own devices that are entirely unrelated to our systems and platform but could mistakenly attribute their own vulnerabilities to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

Although we have developed systems and processes that are designed to protect the data of Business Partners, Experts, and Consumers that utilize our platform, protect our systems, prevent data loss, and prevent other security breaches and security incidents, these security measures may not fully protect our systems and we cannot guarantee the security of our systems or the information we handle. The IT and infrastructure used in our business or by the third parties we work with may be vulnerable to or compromised by cyberattacks or security breaches, computer malware, viruses, phishing and other social engineering, ransomware, credential stuffing attacks, hacking and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states. Such incidents could result in unauthorized parties accessing data, including personal information and other sensitive and proprietary information of Business Partners, Experts, and Consumers; our employees’ personal information; or our other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident. Although we have policies restricting the access to the personal information we store, there is a risk that these policies may not be effective in all cases.

Any actual or perceived security incident, could interrupt our operations, result in our platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm our reputation, commercial relationships, and competitive position, damage our relationships with third-party partners, or result in claims, regulatory investigations and proceedings and significant legal, regulatory, and financial exposure, including ongoing monitoring by regulators, and any such incidents or any perception that our security measures are inadequate could lead to loss of Business Partners, Expert or Consumer confidence in, or decreased use of, our platform, any of which could have an adverse effect our business, financial condition, and results of operations. Any actual or perceived security incident impacting any entities with which we share or disclose data

(including, for example, our third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security incidents directed at, or suffered by, our competitors could reduce confidence in our industry as a whole and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent security incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident.

Additionally, defending against claims or litigation based on any security incident, regardless of their merit, could be costly and divert management’s attention. We cannot be certain that our insurance coverage will be adequate for data handling or data security costs or liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our reputation, commercial relationships, business, financial condition, and results of operations. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct business. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other partners from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products and services or to obtain necessary permits, licenses, patent registrations and other regulatory approvals outside the United States. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Our reported results of operations may be adversely affected by changes in generally accepted accounting principles.

Generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the announcement of a change. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.

We could be required to collect additional sales, use, value-added and other indirect taxes, or be subject to other tax liabilities in various jurisdictions, which could adversely affect our results of operations.

The application of indirect taxes, such as sales and use, value-added tax, provincial, goods and services, business, digital services and gross receipts taxes, to businesses like ours and to our Business Partners is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear when and how new and existing statutes might apply to our business or to our Customers’ businesses. If we are found to have not adequately addressed our tax obligations, our business could be adversely impacted.

Various jurisdictions (including the U.S. states and EU member states) are seeking to, or have recently imposed additional reporting, record-keeping, or indirect tax collection and remittance obligations on businesses like ours that facilitate online commerce. For example, taxing authorities in the United States and other countries have required eCommerce platforms to calculate, collect and remit indirect taxes for transactions taking place over the Internet. A majority of U.S. state jurisdictions have enacted laws requiring marketplaces to report user activity or collect and remit taxes on certain items sold on the marketplace. If requirements like these become applicable in additional jurisdictions, our business, collectively with our Customers’ businesses, could be harmed. Additionally, this legislation could require us or our Business Partners to incur substantial costs in order to comply, including costs associated with tax calculation, collection, remittance, and audit requirements, which could make selling in our marketplaces less attractive. Furthermore, the U.S. Supreme Court held in South Dakota v. Wayfair that a U.S. state may require an online retailer to collect sales taxes imposed by the state in which the buyer is located, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements. If our calculation, collection, and remittance of taxes in the jurisdictions in which we do business were determined to be deficient, our business and results of operations could be adversely impacted. If we are treated as an agent for retailers on our platform under U.S. state tax law, we may be primarily responsible for collecting and remitting sales taxes directly to certain states. It is possible that one or more states could seek to impose sales, use or other tax collection obligations on us with regard to sales or orders on our platform. These taxes may be applicable to past sales. A successful assertion by a taxing authority that we should collect additional sales, use or other taxes or remit such taxes directly to states could result in substantial tax liabilities for past sales and additional administrative expenses, which could seriously harm our business.

Changes in our effective tax rate or tax liability may have an adverse effect on our business and operating results.

Our effective tax rate could increase due to several factors, including:

•	changes in tax laws, tax treaties, and regulations or the interpretation of them;

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•

changes to our assessment of our ability to realize our deferred tax assets that are based on estimates of our future results, the feasibility of possible tax planning strategies, and the economic and political environments in which we do business; and

•	the outcome of current and future tax audits, examinations or administrative appeals.

Many of the underlying laws, rules and regulations imposing taxes and other obligations were established before the growth of the Internet and eCommerce. Taxing authorities in various jurisdictions are currently reviewing the appropriate treatment of companies engaged in Internet commerce and may make changes to existing tax or other laws that could result in additional taxes relating to our activities, and/or impose obligations on us to collect such taxes. New tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified or applied adversely to us.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset taxable income or reduce our taxes may be limited.

As of December 31, 2021, we had accumulated $551.0 million and $429.1 million of federal and state net operating loss carryforwards (“NOLs”), respectively, available to reduce future taxable income, portions of which will begin to expire in 2034 for federal and 2024 for state tax purposes. It is possible that we will not generate taxable income in time to use certain of our NOLs before their expiration, or at all. Net operating losses incurred in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020 is limited to 80% of current year taxable income. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes, including R&D tax credits, to offset its post-change income or taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future. In addition, for state income tax purposes, the extent to which states will conform to the federal laws is uncertain and there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Additional Risks Related to Ownership of our Common Stock

The price of our common stock and warrants may be volatile.

The price of our common stock, as well as our warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our Business Partners operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about our Company or our competitors or our industry;

•

the public’s reaction to our press releases, our other public announcements and our filings with the SEC, including concerns about our ability to continue as a going concern or potential Bankruptcy Protection;

•	actions by stockholders, including the sale by the PIPE Investors (as defined herein) of any of their shares of our common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving our company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war, such as Russia’s invasion of Ukraine, or terrorism; and

•	failure to comply with the requirements of Nasdaq.

These market and industry factors may materially reduce the market price of our common stock and our warrants regardless of our operating performance.

In February 2022, armed conflict escalated between Russia and Ukraine. The sanctions announced by the U.S. and other countries following Russia’s invasion of Ukraine against Russia to date include restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia. The U.S. and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deem relevant.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of our Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of our Company or any stockholder to of our Company; (C) any action or proceeding asserting a claim against us or any current or former director, officer or other employee of our Company or any stockholder arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation and the Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against us or any director, officer or other employee of our Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid and several state trial courts have enforced such provisions and required that suits asserting Securities Act claims be filed in federal court, when a provision in the certificate of incorporation requires such filing, there is no guarantee that courts of appeal will affirm the enforceability of such provisions or that state trial courts hearing such suits de novo will continue to enforce such provisions and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive forum provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business, financial condition, results of operations, and prospects.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Amended and Restated Registration Rights Agreement, dated October 15, 2021, by and among Enjoy, Marquee Raine Acquisition Sponsor LP, the independent directors of MRAC, certain shareholders of Legacy Enjoy and certain of their respective affiliates and our bylaws, the Sponsor and certain of our stockholders are contractually restricted from selling or transferring any of its shares of common stock (the “Lock-up Shares”) (not including the shares of our common stock issued in that certain private placement in the aggregate amount of $80 million, consummated substantially concurrently with the closing of the Merger on October 15, 2021 (the “Closing”), pursuant to those certain subscription agreements with MRAC, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 8 million shares of common stock at a purchase price of $10.00 per share. Such restrictions began at the Closing and end (i) for certain holders of our common stock, the date that is 180 days after the Closing, except with respect to the shares of our common stock issued to certain holders of our convertible notes to which such restrictions have lapsed following the effectiveness of our resale Form S-1 registration statement, (ii) for holders of private placement warrants, the date that is 30 days after Closing and (iii) for the sponsor shares, the date on which the last reported sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days from Closing.

The shares held by the Sponsor and certain of our stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and our Bylaws. As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our common stock, which price could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We incur substantial costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. In addition, certain members of our management team have limited experience managing a public company.

As a public company, we incur substantial legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the listing standards of Nasdaq. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition and results of operations. Compliance with these rules and regulations increase our legal and financial compliance costs and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to shareholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in filings required of a public company, our business and financial condition are more visible, which may result in threatened or actual litigation, including by competitors.

Certain members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of the business, which could adversely affect our business, financial condition, and results of operations.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could harm our business.

As a public company, we are required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Section 404 of the Sarbanes-Oxley Act requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations, document our controls and perform testing of our key controls over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to attest on the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or if we encounter difficulties in the timely and accurate reporting of our financial results, our investors could lose confidence in our reported financial information, the market price of our stock may decline and we could be subject to lawsuits, sanctions or investigations by regulatory authorities, which would require additional financial and management resources. In addition, we have identified material weaknesses in our internal control over financial reporting, which may have a material and adverse effect on our business, operating results, financial condition and prospects.

We are currently an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to our common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing stockholders.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our common stock and public warrants are currently listed on Nasdaq. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

As of May 13, 2022, the closing price for our common stock is below $1.00. If the closing price of our common stock falls below $1.00 per share for 30 consecutive business days, we will not be in compliance with Nasdaq Listing Rule 5450(a)(1). If we fail to satisfy the continued listing requirements of Nasdaq such as the minimum share price requirement under Nasdaq Listing Rule 5450(a)(1) or the corporate governance requirements, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares of common stock may be sold into the market in the near future. This could cause the market price of common stock to drop significantly, even if our business is doing well.

Shares of our common stock, including those that were previously restricted from resale, may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. We are unable to predict the effect that sales may have on the prevailing market price of common stock and public warrants.

To the extent our warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling security holders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of common stock or adversely affect the market price of common stock.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of common stock. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the staff (the “SEC Staff”) of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”).” In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. We evaluated the accounting treatment of our warrants and determined to classify such warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

Accounting Standards Codification 815, Derivatives and Hedging, provides for the re-measurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants are issued in registered form under the Warrant Agreement between the warrant agent and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants after they become exercisable for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case, you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the common stock.

We have warrants outstanding to purchase an aggregate of 15,660,396 shares of common stock. Pursuant to the 2021 Equity Incentive Plan (the “2021 Plan”) and the Employee Stock Purchase Plan (“ESPP”), we may issue an aggregate of up to 13,666,020 shares of common stock, which amount may be subject to increase from time to time. We may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances. The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common stock may be diminished; and

•	the market price of the common stock may decline.

We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our results of operations have historically varied from period to period, and we expect that our results of operations will continue to vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors described elsewhere in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to attract and retain Business Partners and Consumers that utilize our services in a cost-effective manner;

•	our ability to obtain additional financing or capital in amounts sufficient, or on favorable terms, to fund our operations and continue as a going concern and avoid Bankruptcy Protection;

•	our ability to accurately forecast revenue and appropriately plan expenses;

•	the effects of increased competition on our business;

•	our ability to successfully expand in existing markets and successfully enter new markets;

•	changes in consumer behavior with respect to in-home delivery and set up as well as related support services;

•	increases in marketing, sales and other operating expenses that we may incur to grow and acquire new Consumers and establish new commercial relationships;

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending on consumer electronics;

•	the impact of weather on our business;

•	the effects of changes in search engine placement and prominence;

•	our ability to keep pace with technology changes in our industry;

•	the success of our sales and marketing efforts;

•	the effects of negative publicity on our, and our Business Partners’, business, reputation, or brand;

•	our ability to protect, maintain and enforce our intellectual property;

•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;

•	changes in governmental or other regulations affecting our business, including regulations regarding data privacy and security that may affect how we handle personal information;

•	interruptions in service and any related impact on our business, reputation, or commercial relationships;

•	the attraction and engagement of qualified employees and key personnel;

•	our ability to choose and effectively manage third-party service providers;

•	the effects of natural or human-made catastrophic events;

•	the impact of a pandemic or an outbreak of disease or similar public health concern, such as the recent COVID-19 pandemic, or fear of such an event;

•	the effectiveness of our internal control over financial reporting;

•	the impact of payment processor costs and procedures;

•	changes in the online payment transfer rate; and

•	changes in our tax rates or exposure to additional tax liabilities.

The variability and unpredictability of our results of operations could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other results of operations for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts, or any research such analysts may publish. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for his own account. We will not receive any of the proceeds from these sales.

SELLING SECURITYHOLDER

The following table sets forth information regarding beneficial ownership of our common stock as of May 13, 2022, as adjusted to reflect the Common Stock that may be sold from time to time pursuant to this prospectus, for the Selling Securityholder, consisting of the shares listed in the column entitled “Number of Shares Being Offered.”

The Selling Securityholder acquired or will acquire the shares of Common Stock from us pursuant to our 2021 Plan. The shares of Common Stock offered by the Selling Securityholder hereunder consist of 713,157 shares of Common Stock that may be issuable upon the settlement of restricted stock unit awards (“RSUs”).

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholder, certain information regarding the beneficial ownership of our Common Stock by the Selling Securityholder and the shares of Common Stock being offered by the Selling Securityholder. The applicable percentage ownership of Common Stock is based on approximately 120,707,693 shares of our Common Stock outstanding as of May 13, 2022.

Information with respect to shares of our Common Stock owned beneficially after the offering assumes the sale of all of the shares of our Common Stock offered and no other purchases or sales of shares of our Common Stock. The Selling Securityholder may offer and sell some, all or none of his shares of our Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Common Stock that he beneficially owns, subject to applicable community property laws. Based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Beneficial Ownership Prior to This Offering		Number of Shares Being Offered	Beneficial Ownership After This Offering(2)
	Shares	% of Total Voting Power Before This Offering		Shares	% of Total Voting Power After This Offering
Calvin R. Hoagland(1)	713,157	*	713,157	—	—

*	Less than one percent
(1)

Mr. Hoagland has served as the interim Chief Financial Officer of the Company from April 13, 2022. Consists of 713,157 shares of Common Stock that may be issuable upon the settlement of RSUs. Mr. Hoagland’s address is c/o Enjoy Technology, Inc. 3240 Hillview Ave, Palo Alto, CA 94304.

(2)

Assumes that all of the Common Stock held by the Selling Securityholder and being offered under this prospectus are sold, and that the Selling Securityholder will not acquire additional shares of any class of common stock before the completion of this offering. The Selling Securityholder may sell any, all, or none of the Common Stock and we do not know when or in what amount the Selling Securityholder may sell his Common Stock hereunder.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholder from time to time after this prospectus of up to 713,157 shares of Common Stock. The Selling Securityholder will bear all commissions and discounts, if any, attributable to his sale of securities. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. The aggregate proceeds to the Selling Securityholder will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholder.

The shares of Common Stock beneficially owned by the Selling Securityholder covered by this prospectus may be offered and sold from time to time by the Selling Securityholder. The term “Selling Securityholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholder may sell his securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through any trading plan entered into by the Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that is in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of his securities on the basis of parameters described in such trading plan;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholder;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 or such exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The Selling Securityholder may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholder in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholder and any broker-dealers who execute sales for the Selling Securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholder and his affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholder may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholder will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that the Selling Securityholder will not transfer, distribute, devise, or gift the Common Stock by other means not described in this prospectus. In addition, any Common Stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholder and any other person participating in the sale of the Common Stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Securityholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the particular Common Stock being distributed. This may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

The Selling Securityholder may indemnify any broker or underwriter that participates in transactions involving the sale of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Enjoy Technology, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.enjoy.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC are hereby incorporated by reference in this registration statement:

(a) our annual report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 25, 2022;

(b) our quarterly report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022;

(c) our current reports on Form 8-K filed with the SEC on January  28, 2022, March  24, 2022, April  11, 2022 and May 16, 2022 (Items 1.01 and 2.03 only); and

(d) the description of the registrant’s securities contained in the registration statement on Form 8-A filed with the SEC on December 11, 2020 (File No.  001-39800) as updated by Exhibit 4.3 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendment or report filed with the SEC for the purpose of updating such description.

(e) All other reports and documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1*	Certificate of Incorporation of Enjoy Technology, Inc.	8-K	001-39800	3.1	October 22, 2021

4.2*	Bylaws of Enjoy Technology, Inc.	8-K	001-39800	3.2	October 22, 2021

4.3*	Specimen Common Stock Certificate.	S-4/A	333-256147	4.5	June 24, 2021

5.1	Opinion of Cooley LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1*	Enjoy Technology, Inc. 2021 Equity Incentive Plan.	S-1	333-260568	10.10	October 28, 2021

99.2*	Forms of Stock Option Grant Notice and Stock Option Agreement under the 2021 Equity Incentive Plan.	S-8	333-261808	99.5	December 21, 2021

99.3*	Forms of Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan.	S-8	333-261808	99.6	December 21, 2021

107	Filing Fee Table

*	Previously Filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palo Alto, California on May 17, 2022.

ENJOY TECHNOLOGY, INC.

/s/ Ron Johnson
Name: Ron Johnson
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Johnson, Calvin R. Hoagland and Tiffany Meriweather as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Johnson	Director and Chief Executive Officer	May 17, 2022
Ron Johnson	(Principal Executive Officer)

/s/ Calvin R. Hoagland	Interim Chief Financial Officer	May 17, 2022
Calvin R. Hoagland	(Principal Financial and Accounting Officer)

/s/ Jonathan Mariner	Director and Chief Administrative Office	May 17, 2022
Jonathan Mariner

/s/ Salaam Coleman Smith	Director	May 17, 2022
Salaam Coleman Smith

/s/ Thomas Ricketts	Director	May 17, 2022
Thomas Ricketts

/s/ Brett Varsov	Director	May 17, 2022
Brett Varsov

/s/ Denise Young Smith	Director	May 17, 2022
Denise Young Smith

/s/ Gideon Yu	Director	May 17, 2022
Gideon Yu